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                                                                    EXHIBIT 99.1


            For Immediate Release



                   24/7 MEDIA ANNOUNCES FURTHER RESTRUCTURING;

                        APPOINTS CHIEF OPERATING OFFICER



            NEW YORK - APRIL 12, 2001 - 24/7 Media, Inc. (Nasdaq: TFSM), a global leader in multi-platform interactive marketing and technology solutions, today announced that it has taken further steps to restructure the Company's operations and reduce operating expenses.

      The plan, which includes a reduction in the workforce of approximately 100 employees and the closure or downsizing of certain offices, is expected to produce substantial cost savings and enable the Company to enhance its focus on its business units that are closest to profitability. 24/7 Media also announced that Tony Plesner, formerly Senior Vice President of Strategic Planning, will assume the position of Chief Operating Officer.

      "The steps we are announcing today will enable 24/7 Media to focus on increasing revenue while eliminating redundancies, improving efficiencies and lowering operating costs," said David J. Moore, CEO 24/7 Media. "With the appointment of Tony Plesner to the COO position and the streamlining of the organization, 24/7 Media is positioning itself to capitalize on the $6 billion online ad market for 2001 and the recovery of the interactive marketing and advertising industries in general."

      In addition to Tony Plesner, Chief Operating Officer, who is responsible for the Company's operations and strategy, the following experienced team of 24/7 Media veterans has been named to the following positions: Geoff Judge, Senior Vice President of National Sales, will be responsible for all U.S. Sales; Michael Rowsom, General Manager of 24/7 Mail, will be responsible for email list management and brokerage; and Will Tifft, General Manager of the 24/7 Network, will be responsible for enhancing and promoting the high-profile Web sites associated with the 24/7 Media Network.

      With the reorganization, 24/7 Media will reduce headcount by approximately 100 employees which, combined with other expense reductions and rationalizations, are expected to result in annual cost savings of $10 million. After the restructuring, the Company will have a total of approximately 850 employees. The Company is continuing to pursue and evaluate all

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strategic alternatives, including the sale of certain assets, to raise additional funds to finance its ongoing operations.

      "In this marketplace it is imperative that we remain focused on our drive to make this company profitable and to operate in an austere yet business sensitive fashion," said Tony Plesner, Chief Operating Officer of 24/7 Media.


      Separately, the Company also announced that R. Theodore Ammon, the non-executive Chairman of the Company's Board of Directors, has resigned from the Board.


            ABOUT 24/7 MEDIA, INC.

            24/7 Media Inc. is a leading provider of end-to-end interactive technology and marketing solutions and services for Web publishers, online advertisers, advertising agencies, e-marketers and e-commerce merchants. 24/7 Media provides a comprehensive suite of media and technology products and services that enable these client groups to attract and retain customers worldwide, and to reap the benefits of interactive and other electronic media. 24/7 Media's solutions include advertising and direct marketing sales, ad serving, promotions, email list management, email list brokerage, email delivery, data analysis, loyalty marketing, wireless and convergence solutions, all delivered from the Company's industry-leading data and technology platforms. 24/7 Media's ad serving technology, Connect, is designed specifically for the demands and needs of advertisers and agencies, Web publishers and e-commerce merchants. 24/7 Media is based in New York. For more information, please visit www.247media.com.



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